Q3 FY2023 Shareholder Letter November 6, 2023

From Our CEO

Fellow Shareholders,

Q3 was a solid quarter for Alteryx across the board. Our product team made significant progress with our generative AI infused offerings that we believe will bring high value to our customers. Our business execution improved from the prior quarter, with key financial metrics above the high-end of our guided ranges.

- Annualized recurring revenue, or ARR, came in at $914 million, up 21% year-over-year. This includes a currency headwind of approximately $6 million due to rate changes since we established the outlook.
- Revenue came in at $232 million, up 8% year-over-year.
- And non-GAAP operating income[1] of $36 million exceeded the high-end of our guided range by $30 million, driven by both the revenue upside and disciplined cost management.

These results reflect improved sales execution despite consistent demand trends relative to Q2.

Our customers continue to demonstrate a deep, growing commitment to the Alteryx platform. We believe the quest to digitize government entities and businesses around the world is intensifying as we hear our customers look for ways to improve efficiencies and drive automation and analytics across their user communities. We also believe Alteryx is uniquely positioned as the data analytics orchestration layer of an increasingly fragmented data ecosystem. Customers are leveraging our solutions to automate analytic processes to do more with less, and our easy-to-use solutions enable this with improved governance and security features.

These are substantial competitive moats that have enabled us to win for years!

I am so proud of our R&D team as they work to incorporate generative AI throughout our cloud-connected platform, reinforcing this differentiated market position to customers and prospects alike. Alteryx AiDIN, our brand of generative AI and machine learning technologies, is uniquely suited for this time and place. We recently announced several new Alteryx AiDIN capabilities – more on that shortly.



MARK ANDERSON

Chief Executive Officer

[1]See pages 15-16 for reconciliations of GAAP to non-GAAP financial measures.

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Enhanced Go-To-Market Execution I’m also encouraged with the progress we’re making with our sales strategy. On our Q2 earnings call, we committed to improving our sales execution and enhancing the visibility of our business, particularly in the context of the tougher macro environment. We quickly adapted with some personnel and process changes to do just that. 3 We have more work ahead of us, but we’re pleased to see an early impact from our efforts. We saw our best pipe conversion in recent quarters, plus delivered meaningful improvement in sales and marketing efficiency. As discussed on last quarter’s call, we’re excited to welcome two new senior leaders to the sales organization, both reporting directly to Paula Hansen. I’m excited to welcome both Mark and Scott to the mission and look forward to building on recent progress in our go-to-market strategy. • First, we made significant progress enhancing our pipeline management. Paula Hansen has driven more rigor and discipline into deal qualification, stage assessment and forecast management. With visibility improving, we are better able to optimize our go-to-market resources. • Second, we improved our in-quarter linearity. The nature of our renewal cycle leads to a back-end weighted quarter, but we did much better capitalizing on opportunities to secure wins earlier in the quarter. • And third, we incorporated these changes into our sales enablement capabilities. We are providing new training programs and tools to sales leaders throughout the organization to help them better monitor opportunities and deliver coaching actions needed to drive success with their teams. Shareholder Letter Our new SVP of Global Alliances and Channels, Scott Van Valkenburgh, brings over 25 years of partner leadership experience working with global channel organizations. Scott joins us from Genpact, where he ran their global channel and alliance business, prior to which he led a high- performing global alliance team at SAS Institute where he managed over 1,400 partners. Our new SVP of Sales for the Americas, Mark Dorsey, joins us from Oracle, where he served as SVP of Enterprise Cloud sales, growing Oracle’s cloud business and transforming the sales team into a skilled cloud sales organization. Mark has held several leadership positions at Oracle, and most recently was the SVP of the Retail Vertical for North America. Mark Dorsey SVP, Sales for the Americas Scott Van Valkenburgh SVP, Global Alliances & Channels

Enterprise-Focused Strategy On that note, we continue to see strong validation that our executive facing, enterprise-focused sales motion is working. Our ELA strategy has provided a streamlined land and expand motion that is resonating with larger organizations. ELAs simplify pricing, bundle features, and often include a component of trial seats – what we refer to as burst licenses. This flexibility encourages exploration and removes the friction that software vendors often impose on customers. Of course, we support these projects with our customer success team and partners, which we believe accelerates upsell opportunities. And we are selling more and more ELAs every quarter. In Q3, we more than doubled the number of ELAs sold versus the same quarter last year. More than 2x Y/Y Number of ELAs sold • Global 2000 penetration came in at 49%. That’s up three points from Q3 last year; • Global 2000 net expansion rate held strong at 130% and remains well above our overall net expansion rate of 119%; and • We continue to attract marquee additions to our growing partner ecosystem – we announced a great new partnership with SADA, a leading business and technology consultancy and Google Cloud’s top global partner. Adopted its first burstable ELA with Alteryx in 2022. Early users quickly generated significant cost savings by automating time- consuming tasks across finance and operations teams. This resulted in a strategic push to broaden user engagement with the burst licenses. We saw dramatic use case expansion. In Q3 2023, the customer signed on for a new larger ELA with burst to drive momentum into next year. Fortune 500 Biopharmaceutical Company Signed on for a 1,000 seat ELA with 500 burst seats. This customer is establishing a flexible framework for increased engagement and automation across finance, tax, accounting, and HR, plus is exploring use cases in manufacturing and supply chain management. Our Snowflake partnership and integration were key differentiators for this customer. One of the Largest Private Companies in America Adopted a new multi-year ELA as they expand their usage of Alteryx Designer. After using Alteryx Designer for years to enhance marketing analytic processes for their clients, the customer is now exploring opportunities to automate financial processes and unlock savings within their own organization. Fortune 500 Global Marketing & Communications Company Shareholder Letter 4

Customer Showcase

We now have a foothold in nearly half of the Global 2000, many of which remain early in bringing scale and accessibility to their data stack. With our top-down executive-level engagement, we believe these companies are establishing Alteryx as a key pillar of their data analytics journeys.

NVIDIA	NVIDIA, the leader in accelerated computing and AI, is leveraging Alteryx to automate tasks and orchestrate data within finance and beyond.
Avalara	Avalara, a leading provider of tax compliance automation software, meaningfully expanded with an ELA as they are finding incremental opportunities to save cost by automating more within finance.
Pacific Dental	After beginning with a relatively small implementation of Alteryx Designer a few years ago, we established multiple workflows that generated significant time savings throughout the finance organization. With the ROI potential well-established and strong executive engagement and support, Pacific Dental, a leading national dental and medical support organization, expanded to a much more comprehensive burstable ELA package this quarter as they look to empower new users and introduce Alteryx to adjacent teams.
WestRock Company	In collaboration with our customer success team and a partner, WestRock Company, a Fortune 500 packaging solutions company, identified opportunities to create value through automation across a broad range of use cases. We found we were able to best meet the needs of new users by meaningfully expanding the Alteryx Designer implementation with a new Alteryx Designer and Alteryx Server ELA bundle, plus add a new Cloud ELA to enable use cases across Alteryx Designer Cloud, Alteryx Machine Learning, and Alteryx Auto Insights.
KeyBank National Association	KeyBank National Association, one of the nation's largest bank-based financial services companies, selected Alteryx Designer Cloud as a foundational component to accelerate their analytics program. Alteryx Designer Cloud's ease-of-use, scalability, and native integration with Google Cloud Platform were key differentiating factors in KeyBank's decision to expand with Alteryx.

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Cloud-Connected Innovation

ALTERYX ANALYTICS CLOUD PLATFORM

We're also seeing traction with the technical executive leadership teams of our customers – Chief Information Officers, Chief Technology Officers, and Chief Data Analytics Officers. This dynamic is most prominent with our larger customers, and we believe is validation of the governance and enterprise-readiness of the Alteryx platform. Additionally, CIO endorsement is often an important milestone on the path to broader cloud adoption.

On that note, our platform-focused strategy of creating a cloud-connected data analytics experience is resonating. We provide customers the ability to design analytic workflows anywhere, and then implement and automate workflows in the Alteryx Analytics Cloud Platform.

Some users will create workflows in Alteryx Designer on a desktop, some will leverage our analytics cloud offering for model creation, and some will tap into adjacent offerings with Alteryx Machine Learning, Alteryx Auto Insights, and Alteryx Location Intelligence.

This multi-faceted democratization of data analytics all built on a single, unified platform is what we mean when we say cloud is an 'and,' not an 'or.'

We're seeing many of our early Alteryx Analytics Cloud Platform adopters also expanding their flagship Alteryx Designer implementations, in parallel. Cloud is also opening up access to new customer opportunities.

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Alteryx + Generative AI Advancing the cloud-connected analytics experience is certainly an important R&D priority for Alteryx. Another top innovation focus is generative AI. We envision a world where generative AI influences all aspects of software and see opportunities to incorporate AI throughout our entire platform and breadth of offerings. Earlier this year, we introduced Alteryx AiDIN, and we’re already seeing great traction with Alteryx AiDIN features by existing Alteryx Auto Insights customers. Over the last three months, more than half of active Auto Insights accounts have leveraged Magic Documents – that’s strong engagement for a solution we introduced less than six months ago. At our Inspire user conference in Europe, we had several exciting AI announcements: • First, AI Studio, previously code-named AI Workbench, is designed to enable Alteryx platform users to securely manage, tune, and consume customized large language models based on their proprietary data. A seamless integration with Alteryx Designer will enable customers to use those LLMs in existing Alteryx Designer workflows and construct applications with a conversational interface. • Second, Playbooks is a new AI feature planned for Auto Insights that automatically recommends high-value use cases tailored to a customers’ industry vertical, job function, or company. This will enable users to quickly generate synthetic datasets and build proof-of-concept deliverables. • And third, AI-powered Brushing is a new Alteryx Designer Cloud feature that is designed to provide predictive transformation suggestions for workflows as users explore workflow results real-time. This allows users to automate the creation of data pipelines and get from data to insights faster. We envision a world where generative AI influences all aspects of software.” 7Shareholder Letter

Introducing Alteryx Marketplace 8 One more platform launch I want to highlight is the Alteryx Marketplace. Launched in early October, the Alteryx Marketplace has already gained significant traction with over 2,000 add-on downloads and a rapidly expanding collection of verified, expert-built, and supported add-ons, including connectors and macros. The Alteryx Marketplace is designed to provide our users with a platform for extending their analytic capabilities with confidence. Again, it’s about helping our users increase efficiency with their analytics and get to insights faster. Shareholder Letter

Closing Remarks

In conclusion, we're encouraged with the Q3 operational performance and results relative to our expectations entering the quarter. Our differentiated, easy-to-use platform enables our customers to rapidly scale a data-driven culture throughout their organizations. And with new cloud-connected experiences and our generative AI Alteryx AiDIN innovations, we're finding ways to further enhance and accelerate the analytic journey.

We certainly faced some challenges in Q2, and I'm so proud of how quickly the team adapted and improved execution this quarter. And we did it while maintaining our focus, vision, and disciplined cost management. I believe the business and this team is on a strong foundation, and we are hard at work to carry forward the momentum as we close out the year.



MARK ANDERSON

Chief Executive Officer

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Alteryx Inaugural Global Impact Report This report provides an overview of our key environmental, social and governance (ESG) initiatives: how we are protecting and fostering diversity and wellbeing on our teams, engaging our customers in giving back, and building sustainability into our development strategy with an aim towards a greener, brighter future for everyone. 10Shareholder Letter

Financial Update

Key Metric Summary

We are pleased with the improved execution in the quarter, which enabled us to deliver key Q3 financial metrics above our prior outlook ranges.

- ARR came in at $914 million, up 21% year-over-year and $9 million above the high-end of our guided range. While we don't provide constant currency, I would note that currency rate changes since we established our guidance in early August resulted in a headwind of approximately $6 million. Removing the impact of this currency headwind, our Q3 ARR outperformed the high-end of our guided range by $15 million. Better than expected conversion rates on expansion opportunities plus durable, robust gross retention contributed to our total Q3 bookings tracking above our assumptions for the quarter.
- Revenue came in at $232 million, or $20 million above the high-end of our guided range. This reflects the bookings upside and slightly higher contract duration.
- Finally, our non-GAAP operating income was $36 million, $30 million above the high-end of our guided range. We have been closely managing incremental spend and optimizing internal processes, which enabled the revenue upside to fall through to the bottom line.

Q3 2023 Summary

$914 million, +21% YoY
Annualized Recurring Revenue

$232 million, +8% YoY
Revenue

($37) million
GAAP Loss from Operations

$36 million
Non-GAAP Income from Operations[1]

130% (G2K) / 119% (Overall)
Dollar-Based Net Expansion Rate

[1]See pages 15-16 for reconciliations of GAAP to non-GAAP financial measures.



KEVIN RUBIN
Chief Financial Officer

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Balancing Growth and Profitability In recent years, we decided to uplevel our go-to- market strategy to target the largest organizations in the world. In doing this, we hired experienced, enterprise sales reps and leaders, enhanced our partner programs, and built out an enterprise- quality customer success team. Over the past year, we’ve seen progress on this strategy in our financial results, and that continued in Q3. • We’re winning with larger organizations, as evidenced by our growing Global 2000 penetration, now at 49% - that’s an increase of 10 points from two years ago; • We’re winning larger deals. Our average deal size for Q3 expansion wins increased meaningfully year-over-year; and • We’re seeing our average customer size expand, as customers are increasing Alteryx Designer and Alteryx Server implementations, as well as exploring new use cases with our cloud-connected offerings. We grew our $250,000-plus ARR customers by 20% year- over-year to 706, and our $1 million-plus ARR customer count increased over 30% year-over- year. We are constantly working to optimize and refine our go-to-market strategy. And now, as we’re moving beyond the heavier investment phase from earlier last year, we are starting to see improved leverage and profitability in the model. • Sales rep productivity, as defined by new bookings per rep, improved year-over-year, a function of both performance management and go-to-market enhancing efforts; • Both GAAP and non-GAAP sales & marketing expense came down as a percentage of revenue by over five points versus Q3 of last year; and • We’ve effectively decreased GAAP and non- GAAP general and administrative spend while increasing ARR by more than 20% year-over- year. This underlying financial leverage is enabling us to improve profitability, while still investing in a healthy level of research and development to fuel product innovation around generative AI, cloud- connected offerings, and Alteryx platform integrations with adjacent enterprise systems. 12 20%49% Global 2000 Penetration YoY Growth in $250K+ ARR Customers Shareholder Letter

2023 and Beyond As we think longer-term, many of the profit drivers for this business are still ahead of us: First, while landing large enterprise new logos is costly, expanding with an existing enterprise customer can carry a much lower go-to-market cost; Second, our recent cost optimization initiatives have resulted in an organizational structure that we believe is more aligned with the current macro environment. This means we expect to enter 2024 with a leaner cost structure than we’ve had for several quarters; Third, we’ve established a strong partner ecosystem, and now, under the leadership of Scott Van Valkenburgh, we look to expand our partner-sourced contributions to drive additional scale and efficiency; Fourth, our portfolio of cloud-connected offerings creates new opportunities to cross-sell and engage with new types of users; and Finally, as we’ve demonstrated throughout 2023, we are approaching our cost structure with greater discipline, and expect to unlock additional efficiencies with scale, going forward. I’d like to share how we are thinking about the near-term opportunity and our guidance philosophy. We have a lot to be excited about in Q4: • We have significant upsell opportunities given our large renewal base; • We’re lapping Q4 2022 ELAs, which creates opportunities for additional expansions as burst licenses expire; and • We have our ramping portfolio of cloud-connected solutions that are increasingly gaining customer interest. And while our Q3 performance demonstrated solid progress in improving our execution, we’re still cognizant of the macro dynamics that we encountered in Q2, as well as the time required to continue improving sales execution. As such, we’re largely maintaining the prudent assumptions we incorporated in our prior guidance as it relates to customer buying behavior, conversion rates, and renewal rates. Shareholder Letter 13

Financial Outlook 14Shareholder Letter Q4 2023 Guidance Summary $942M – $948M ARR 13% – 14% ARR Growth YoY $334M – $340M Revenue 11% – 13% Revenue Growth YoY $112M – $118M Non-GAAP Operating Income1 $1.10 – $1.17 Non-GAAP Net Income per Share1 FY 2023 Guidance Summary $942M – $948M ARR 13% – 14% ARR Growth YoY $953M – $959M Revenue 11% – 12% Revenue Growth YoY $100M – $106M Non-GAAP Operating Income1 $0.94 – $1.01 Non-GAAP Net Income per Share1 The team is focused on building on recent improvements and closing the year with strength, which we believe will put us in position for a productive and profitable 2024. 1See pages 15-16 for reconciliations of GAAP to non-GAAP financial measures.

GAAP to Non-GAAP Operating Income (Loss) Reconciliation

$ in millions[1]	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
GAAP gross profit	$198	$183	$522	$468
GAAP gross margin	85%	85%	84%	84%
Stock-based compensation and related payroll taxes	6	5	14	13
Amortization of intangible assets	3	4	9	10
Cost optimization charges	-	-	2	-
Non-GAAP gross profit	$207	$192	$547	$491
Non-GAAP gross margin	89%	89%	88%	89%
GAAP loss from operations	($37)	($65)	($241)	($260)
GAAP operating margin	(16%)	(30%)	(39%)	(47%)
Stock-based compensation and related payroll taxes	63	62	189	168
Amortization of intangible assets	3	4	10	11
Impairment of intangible and long-lived assets	-	-	2	8
Cost optimization charges	6	-	25	-
Acquisition transaction and integration costs	1	4	3	18
Non-GAAP income (loss) from operations	$36	$5	($12)	($55)
Non-GAAP operating margin	16%	2%	(2%)	(10%)

$ in millions[1]	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
GAAP research & development expense	$53	$55	$169	$162
GAAP research & development margin	23%	25%	27%	29%
Stock-based compensation and related payroll taxes	15	15	44	41
Acquisition transaction and integration costs	1	2	2	4
Cost optimization charges	1	-	4	-
Non-GAAP research & development expense	$36	$38	$119	$117
Non-GAAP research & development margin	16%	18%	19%	21%
GAAP sales & marketing expense	$133	$136	$446	$385
GAAP sales & marketing margin	57%	63%	72%	69%
Stock-based compensation and related payroll taxes	22	22	72	58
Amortization of intangible assets	-	-	1	1
Cost optimization charges	4	-	15	-
Non-GAAP sales & marketing expense	$107	$114	$358	$326
Non-GAAP sales & marketing margin	46%	53%	58%	59%
GAAP general & administrative expense	$49	$57	$146	$173
GAAP general & administrative margin	21%	26%	24%	31%
Stock-based compensation and related payroll taxes	20	20	59	56
Acquisition transaction and integration costs	-	2	1	14
Cost optimization charges	1	-	4	-
Non-GAAP general & administrative expense	$28	$35	$82	$103
Non-GAAP general & administrative margin	12%	16%	13%	19%

[1] Beginning with the quarter ended June 30, 2023, management elected to change the presentation of our financial statements and accompanying footnote disclosures from thousands to millions. The change in presentation had no material impact on previously reported financial information, but certain amounts reported for prior periods may differ by insignificant amounts due to the nature of rounding relative to the change in presentation. In addition, historical percentages and per share amounts presented may not add to their respective totals or recalculate due to rounding.

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GAAP to Non-GAAP Net Income (Loss) Reconciliation

$ in millions, shares in thousands, except per share data[1]	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
GAAP net loss attributable to common stockholders	($50)	($75)	($259)	($287)
Stock-based compensation and related payroll taxes	63	62	189	168
Amortization of intangible assets	3	4	10	11
Impairment of intangible and long-lived assets	-	-	2	8
Cost optimization charges	6	-	25	-
Acquisition transaction and integration costs	1	4	3	18
Income tax adjustments	(3)	2	11	20
Non-GAAP net income (loss)	$20	($3)	($19)	($62)
Convertible debt interest expense, after-tax[2]	2	-	-	-
Adjusted non-GAAP net income (loss)[2]	$22	($3)	($19)	($62)
GAAP net loss per share attributable to common stockholders, diluted	($0.70)	($1.09)	($3.67)	($4.20)
Non-GAAP adjustments to net loss per share	0.99	1.04	3.40	3.29
Non-GAAP net income (loss) per diluted share	$0.29	($0.05)	($0.27)	($0.91)
GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	71,305	68,673	70,615	68,273
Effect of potentially dilutive shares	4,713	-	-	-
Non-GAAP weighted-average shares used to compute non-GAAP net income (loss) per share, diluted	76,018	68,673	70,615	68,273

[1] Beginning with the quarter ended June 30, 2023, management elected to change the presentation of our financial statements and accompanying footnote disclosures from thousands to millions. The change in presentation had no material impact on previously reported financial information, but certain amounts reported for prior periods may differ by insignificant amounts due to the nature of rounding relative to the change in presentation. In addition, historical percentages and per share amounts presented may not add to their respective totals or recalculate due to rounding.

[2] Following the adoption of ASU 2020-06, effective as of January 1, 2022, we utilize the "if-converted" method for calculating diluted net income per share, which assumes conversion of our convertible senior notes as of the beginning of the period or at the time of issuance, if later. As a result, for the three months ended September 30, 2023, we added back after-tax interest expense related to our convertible senior notes to the numerator of our calculation of diluted net income per share.

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Disclosures Alteryx, the Alteryx logo and other registered or common law trade names, trademarks, or service marks of ours appearing in this letter are our property. The letter contains additional trade names, trademarks, and service marks of other companies, including, but not limited to, certain of our customers, technology partners, and competitors, that are the property of their respective owners. Except as otherwise expressly stated, we do not intend our use or display of other companies' trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies. Forward-Looking Statements This letter includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, including statements regarding our expectations with respect to annualized recurring revenue, guidance for the fourth quarter and the full year 2023, non- GAAP operating margin, and assumptions related to the foregoing; macroeconomic conditions and related impacts, including the impact to our competitive landscape, customer purchasing behavior, sales cycle, and contract duration; our workforce reduction plans and related impacts; our ability to execute our long-term growth, go-to-market, operations, and product strategies, including with respect to our cloud and AI offerings; our ability to achieve and improve profitability and cash flow; the anticipated value, customer adoption and acceptance, and continued innovation and availability of our products and services, including our cloud and AI offerings; the success of our sales activities; demand for data analytics products and our expectations regarding customer engagement, initiatives, and purchasing behavior; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: our history of losses; volatile and significantly weakened global economic conditions; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost- effective manner; our dependence on our software platform for substantially all of our revenue; our ability to manage our growth and the investments made to grow our business effectively; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; our ability to attract new customers and retain and expand sales to existing customers; our ability to establish and maintain successful relationships with our channel partners; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost- effectively; litigation and related costs; security breaches; the success of our AI initiatives; our indebtedness and risks related to our outstanding notes; and other general market, political, economic, and business conditions, including, but not limited to, impacts related to weakened global economic conditions, regional conflicts, governmental shutdowns, inflationary pressures, rising interest rates, and disruptions in access to bank deposits or lending commitments due to bank failures. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, many of which relate to matters that are beyond our control and changing rapidly. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2022, which are available on the “Investors” page of our website at http://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events. Non-GAAP Financial Measures and Operating Measures To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. The non-GAAP financial measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in our earnings press release. Additional information regarding our non-GAAP financial measures is included under the caption “Non-GAAP Financial Measures and Operating Measures” in our earnings press release. 17Shareholder Letter

Alteryx powers analytics for all by providing our leading Analytics Automation Platform. With Alteryx, enterprises can make intelligent decisions across their organizations with automated, AI-driven insights. More than 8,000 customers globally rely on Alteryx to democratize analytics across use cases and deliver high- impact business outcomes. To learn more, visit www.alteryx.com. Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners. 18 17200 Laguna Canyon Rd | Irvine | CA 92618